Exhibit 99.1

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

David Vander Zanden	Mary Kabacinski
President & CEO	Executive VP & CFO
(920) 882-5602	(920) 882-5852

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 10, 2004

SCHOOL SPECIALTY REPORTS THIRD QUARTER RESULTS

Highlights

•	Free cash flow at $65 million year to date – up 19%

•	Gross margin expands by 110 basis points

•	Supply chain management project initiated

•	Califone and Children’s Publishing acquisitions closed

Greenville, WI, February 10, 2004 – School Specialty, Inc. (NASDAQ:SCHS), a leading education company serving schools and teachers with supplemental learning products for pre-kindergarten through twelfth grade, today reported fiscal 2004 third quarter revenues of $106.6 million and a net loss of $0.53 per diluted share for its seasonally light third quarter. Net income for the fiscal nine months ended January 24, 2004 was $46.9 million, a 5.6 percent increase over prior year, and revenues were $746.1 million, a 2.8 percent increase over prior year. The acquisitions of Califone International and certain children’s publishing assets from McGraw-Hill Education, a division of The McGraw-Hill Companies (NYSE: MHP), were both closed in January.

“Our most recent acquisitions of Children’s Publishing and Califone increase the scope of our proprietary offerings to pre-kindergarten to eighth grade schools,” said David J. Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “We plan to continue to offer these products through their established dealer and retail channels, expand the product offerings in our own catalogs and offer some of our other products through these channels. The combined purchase price of approximately $72 million was substantially funded from our year-to-date free cash flow,” he added.

Third Quarter Financial Results

Net loss for the third quarter of fiscal 2004 was $0.53 per diluted share as compared to fiscal 2003’s third quarter loss of $0.46 per diluted share. Revenues for the seasonally light quarter were $106.6 million as compared to $110.6 million last year. Decrease in revenues was concentrated in the traditional segment where nonproprietary products are sensitive to the continued influence of a difficult funding cycle for most customers. Gross margin expanded 110 basis points from 38.6 percent of revenues to 39.7 percent of revenues, attributable to an increase in product mix to higher margin proprietary products. Operating loss for the quarter was $11.8 million as compared to last year’s operating loss of $9.5 million. The increase in the operating loss was primarily related to costs associated with supply chain optimization projects, new marketing initiatives and carrying new acquisitions including Select Agendas, Sunburst and Califone business during the off season.

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“We always leverage our seasonally light third quarter to improve the operating model for the subsequent summer. This year we are concentrating our off-season efforts on supply chain management,” said David Vander Zanden. “Our goal is to optimize customer service with focus toward on-time, complete and accurate orders. As a result, we incurred project related costs in the third quarter, and expect more in the fourth quarter as well. We expect cost savings in the distribution cycle to be an ancillary benefit,” he added.

Nine Month Financial Results

Net income for the first nine months of fiscal 2004 was $46.9 million, a 5.6 percent increase over fiscal 2003’s year-to-date net income of $44.4 million. Diluted earnings per share was $2.14 as compared to $2.08 per share last year, an increase of 2.9 percent. Revenues rose 2.8 percent, driven primarily by acquired revenues and internal growth in the specialty lines. Gross margin grew from 40.9 percent to 41.0 percent, related to an increase in product mix to high margin proprietary products, partially offset by a decline in traditional segment gross margins, driven by a very competitive pricing environment, particularly in the furniture lines and bid business. Selling, general and administrative expenses as a percent of revenues increased 20 basis points from 28.6 percent to 28.8 percent in fiscal 2004, driven primarily by an increase in revenue mix from the specialty businesses, higher transportation and warehouse expenses associated with busy season shipments, and third quarter investments in supply chain management. These increases were partially offset by reduced selling expenses in the traditional segment.

For the nine months ended January 24, 2004, operating income increased 2.4 percent from $89.1 million to $91.3 million. Earnings before interest and other, taxes, depreciation and amortization (EBITDA) increased 3.6 percent from $100.6 million to $104.2 million.

Free cash flow for the first nine months of fiscal 2004 was $65.3 million, representing a 19.3 percent increase over prior year free cash flow of $54.7 million. “We continue to actively manage working capital assets, primarily receivables and inventory, to support growth in the business without incremental investment in working capital,” said Mary Kabacinski, Executive Vice President and Chief Financial Officer of School Specialty. “Our efforts to expedite the collection of receivables have been particularly effective,” she added.

Outlook

“Reflecting the acquisition of Children’s Publishing and Califone and our performance to date, we expect fiscal 2004 revenues to be in the range of $910 to $930 million and diluted EPS from $1.95 to $2.00,” said David Vander Zanden. “Looking forward to 2005, and what we believe to be an improving K-12 funding environment, we expect revenues in the range of $975 million to $1 billion, representing growth of 7 to 8 percent, including an internal growth rate of 1 to 4 percent supplemented by closed acquisitions. We are targeting growth in diluted EPS to $2.35 to $2.55 per diluted share, a 20 to 27 percent increase over our fiscal 2004 guidance.”

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Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2004 third quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc, is a leading education company serving the preK-12 market with supplemental learning products, school furniture, children’s publishing and specialized buying services. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States and Canada. The company mails over 40 million catalogs annually to customers, and serves its customers through approximately 2,800 employees, including over 500 salespeople. School Specialty has a unique approach to the market. The School Specialty Educator’s Marketplace brand focuses on serving administrators and procurement specialists through a national sales force. The company’s eleven specialty brands—ClassroomDirect, Califone, Children’s Publishing, Childcraft, abc School Supply, Sax Arts and Crafts, Frey Scientific, Brodhead Garrett, Teacher’s Video, Premier Agendas and Sportime—serve teachers and curriculum specialists with proprietary product offerings. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.4 of School Specialty’s Annual Report on Form 10-K for fiscal year 2003 and other documents filed with the Securities and Exchange Commission.

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School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	January 24, 2004	January 25, 2003	January 24, 2004	January 25, 2003
Revenues	$106,609	$110,554	$746,105	$725,980
Cost of revenues	64,305	67,839	440,007	428,865

Gross profit	42,304	42,715	306,098	297,115
Selling, general and administrative expenses	54,105	52,232	214,843	207,987

Operating income (loss)	(11,801)	(9,517)	91,255	89,128
Interest expense and other	4,885	4,730	14,535	14,993

Income (loss) before provision for (benefit from) income taxes	(16,686)	(14,247)	76,720	74,135
Provision for (benefit from) income taxes	(6,580)	(5,706)	29,803	29,690

Net income (loss)	$(10,106)	$(8,541)	$46,917	$44,445

Weighted average shares outstanding:
Basic	18,894	18,424	18,767	18,288
Diluted	18,894	18,424	23,999	23,417

Per share amounts:
Basic	$(0.53)	$(0.46)	$2.50	$2.43
Diluted	$(0.53)	$(0.46)	$2.14	$2.08

Earnings before interest and other, taxes, depreciation and amortization (EBITDA) reconciliation:
Net income (loss)	$(10,106)	$(8,541)	$46,917	$44,445
Provision for (benefit from) income taxes	(6,580)	(5,706)	29,803	29,690
Interest expense and other	4,885	4,730	14,535	14,993
Depreciation and amortization expense	4,029	3,763	12,932	11,430

EBITDA	$(7,772)	$(5,754)	$104,187	$100,558

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School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	January 24, 2004	April 26, 2003	January 25, 2003
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$44,246	$2,389	$5,411
Accounts receivable	52,044	48,533	56,593
Inventories	86,377	109,419	82,809
Prepaid expenses and other current assets	32,096	27,436	32,629
Deferred taxes	4,594	4,324	6,905

Total current assets	219,357	192,101	184,347
Property and equipment, net	59,418	63,969	63,909
Goodwill and other intangible assets, net	508,345	474,312	465,505
Other	8,622	5,953	5,303

Total assets	$795,742	$736,335	$719,064

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$557	$512	$116,016
Accounts payable	35,064	57,355	39,232
Other current liabilities	46,582	35,625	48,601

Total current liabilities	82,203	93,492	203,849
Long-term debt	299,821	292,844	167,315
Deferred taxes	28,952	28,546	23,621

Total liabilities	410,976	414,882	394,785
Shareholders’ equity	384,766	321,453	324,279

Total liabilities & shareholders’ equity	$795,742	$736,335	$719,064

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School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Nine Months Ended
	January 24, 2004	January 25, 2003
Cash flows from operating activities:
Net income	$46,917	$44,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,932	11,430
Amortization of debt fees and other	2,071	1,886
Restructuring related payments	(215)	(274)
(Gain) loss on disposal or impairment of property and equipment	(13)	936
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(873)	(9,692)
Inventories	28,001	28,179
Prepaid expenses and other current assets	(6,099)	(1,698)
Accounts payable	(25,269)	(14,958)
Accrued liabilities	11,601	1,633

Net cash provided by operating activities	69,053	61,887

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(36,112)	(47,432)
Additions to property and equipment	(4,897)	(7,809)
Proceeds from disposal of property and equipment	1,132	638

Net cash used in investing activities	(39,877)	(54,603)

Cash flows from financing activities:
Proceeds from bank borrowings	260,700	197,100
Repayment of debt and capital leases	(386,779)	(211,264)
Proceeds from convertible debt offering	133,000	—
Payment of debt fees and other	(4,044)	(115)
Proceeds from exercise of stock options	9,804	6,283

Net cash provided by (used in) financing activities	12,681	(7,996)

Net increase (decrease) in cash and cash equivalents	41,857	(712)
Cash and cash equivalents, beginning of period	2,389	6,123

Cash and cash equivalents, end of period	$44,246	$5,411

Free cash flow reconciliation:
Net cash provided by operating activities	$69,053	$61,887
Additions to property and equipment	(4,897)	(7,809)
Proceeds from disposal of property and equipment	1,132	638

Free cash flow	$65,288	$54,716

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School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

3rd Quarter, Fiscal 2004

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	3Q04-QTD	3Q03-QTD	Change $	Change %	3Q04-QTD	3Q03-QTD
Revenues
Traditional	$55,618	$60,402	$(4,784)	-7.9%	52.2%	54.6%
Specialty	50,991	50,152	839	1.7%	47.8%	45.4%

Total Revenues	$106,609	$110,554	$(3,945)	-3.6%	100.0%	100.0%

					% of Gross Profit
	3Q04-QTD	3Q03-QTD	Change $	Change %	3Q04-QTD	3Q03-QTD
Gross Profit
Traditional	$17,831	$19,392	$(1,561)	-8.0%	42.1%	45.4%
Specialty	24,473	23,323	1,150	4.9%	57.9%	54.6%

Total Gross Profit	$42,304	$42,715	$(411)	-1.0%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	3Q04-QTD	3Q03-QTD
Gross Margin
Traditional	32.1%	32.1%
Specialty	48.0%	46.5%

Total Gross Margin	39.7%	38.6%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	3Q04-YTD	3Q03-YTD	Change $	Change %	3Q04-YTD	3Q03-YTD
Revenues
Traditional	$393,684	$397,107	$(3,423)	-0.9%	52.8%	54.7%
Specialty	352,421	328,873	23,548	7.2%	47.2%	45.3%

Total Revenues	$746,105	$725,980	$20,125	2.8%	100.0%	100.0%

					% of Gross Profit
	3Q04-YTD	3Q03-YTD	Change $	Change %	3Q04-YTD	3Q03-YTD
Gross Profit
Traditional	$129,515	$134,106	$(4,591)	-3.4%	42.3%	45.1%
Specialty	176,583	163,009	13,574	8.3%	57.7%	54.9%

Total Gross Profit	$306,098	$297,115	$8,983	3.0%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	3Q04-YTD	3Q03-YTD
Gross Margin
Traditional	32.9%	33.8%
Specialty	50.1%	49.6%

Total Gross Margin	41.0%	40.9%

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